Exhibit 99.2

IRONCLAD ANNOUNCES PRELIMINARY RECORD 2007 NET SALES
AND FINANCIAL GUIDANCE FOR 2008

Net Sales for 2007 Increased 36.5% Over the Previous Year; Anticipates Continued Growth in 2008

El Segundo, California - Ironclad Performance Wear Corporation (ICPW:OB), a leader in high-performance gloves and apparel, today provided unaudited preliminary net sales estimates for the fourth quarter and fiscal year ending December 31, 2007; and net sales guidance for fiscal year ending December 31, 2008.

The company expects to report net sales for the fourth quarter of 2007 of approximately $5.2 million, an increase of 35.3% percent from the fourth quarter 2006 of $3.9 million. The full-year net sales for 2007 is expected to be approximately $13.1 million, representing a 36.7% increase from the 2006 net sales of $9.6 million. The company expects to report a net loss for 2007 of approximately $3.5 - 4 million.

“During 2007, Ironclad was successful in diversifying its sales channel to include significant penetration into the industrial market”, said Ed Jaeger, President and CEO of Ironclad. “Combined with continued strength in the sale of our core glove line, we have been able to cushion any impact by the downturn in the construction & DIY markets, which now accounts for only 30% of our sales, while maintaining a healthy growth rate.”

In addition to the preview of 2007 financials, Ironclad released its revenue guidance for 2008, indicating that management expects Net Sales to be in the range of $15.7 million to $17.6 million, representing an increase of 20% - 34% over expected net sales in 2007. In addition to continued net sales growth, the company plans to achieve positive cash flow and profitability in 2008.

Mr. Jaeger concluded, “We expect to see significant sales growth in our domestic U.S. apparel line, leveraging the early traction we experienced in 2007; as well as growth in our international presence, where we are expanding both our glove and apparel sales. We are also penetrating new retail chains and introducing several new gloves, including a highly anticipated cut-resistant glove for the industrial market”.

The company expects to report its final financial results for the fourth quarter and full-year 2007 on March 31, 2008.

About Ironclad Performance Wear Corporation
Ironclad, which created the performance work glove category in 1998, engineers, manufactures and sells a comprehensive line of task-specific gloves and performance-fabric apparel. With its focus on innovation, design, advanced material science and durability, the company is leveraging its leadership position in the construction and industrial markets through an expansion into the cross-over action sports and outdoor enthusiast markets. Ironclad. Ironclad’s products are available at hardware stores, home centers, industrial suppliers, lumber yards, and sporting goods retailers nationwide, and in Australia, Canada, Japan, Hungary, and the United Kingdom.

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Ironclad's filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company’s recent Securities and Exchange filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.